 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 18, 2023

DICK'S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31463	16-1241537
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Court Street, Coraopolis, PA 15108
(Address of Principal Executive Offices)

(724) 273-3400
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DKS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.02.     TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 20, 2023, the remaining portion of the warrant transactions that were previously entered into by the Company with Wells Fargo Bank, National Association (the “Hedge Counterparty”) in connection with the Company’s issuance of its 3.25% Convertible Senior Notes due 2025 (the “Notes”) were fully unwound following conversions by holders of the Notes and the Company’s redemption of the Notes.

The unwind agreement between the Company and the Hedge Counterparty is described in, and filed with, the Company’s Current Report on Form 8-K filed on March 8, 2023, which is incorporated by reference herein.

ITEM 8.01.     OTHER EVENTS

On April 18, 2023, following conversions of $58,990,000 aggregate principal amount of the Notes, the Company completed its previously announced redemption of the remaining Notes, representing all of the aggregate principal amount of Notes outstanding. Outstanding Notes in the aggregate principal amount of $137,000 that had not already been converted by holders thereof were redeemed at a price equal to 100% of the principal amount of each Note called for redemption, payable in cash, plus accrued and unpaid interest on such Note to, but excluding, April 18, 2023 for such Note.

As a result of the conversions and the redemption of the Notes, the remaining portion of the call option transactions that were previously entered into by the Company with the Hedge Counterparty in connection with the Company’s issuance of the Notes were also fully unwound in accordance with the terms of such transactions.

Following the conversions and the redemption, the Company’s annual interest payments will be reduced by approximately $1.9 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICK'S SPORTING GOODS, INC.

Date: April 24, 2023	By:	/s/ Navdeep Gupta
	Name:	Navdeep Gupta
	Title:	Executive Vice President - Chief Financial Officer